Exhibit 1.02
MOOG INC.
Conflict Minerals Report
For the reporting period from January 1, 2013 to December 31, 2013

This Conflict Minerals Report of Moog Inc. (“Moog”) has been prepared pursuant to Rule 13p-1 and Form SD promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period referenced above.

In August 2012, the Securities and Exchange Commission ("SEC") adopted the Rule 13p-1 pursuant to the mandate of Section 1502 of the Wall Street Reform and Consumer Protection Act. This rule requires all U.S. publicly traded companies that manufacture, or contract to manufacture, products to annually disclose whether columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives of tantalum, tin and tungsten (“conflict minerals”) are necessary to the functionality or production of these products and whether the conflict minerals originated in the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola (the “covered countries”). These products, which may include conflict minerals, are referred to in this report collectively as the "covered products" and listed below under the heading "Covered Products." As a result, Moog designed due diligence procedures in order to gather and report this required information.

This Report has not been subject to an independent private sector audit as allowed under Rule 13p-1, which provides a temporary accommodation for the first two reporting periods following November 13, 2012.

Due Diligence Procedures
Moog adopted a policy that addresses our requirement to assess the supply chain of conflict minerals originating in the covered countries. This policy states that Moog will endeavor to work with our suppliers and customers to exclude, to the extent feasible, the use of conflict minerals in our supply chain originating from the covered countries. Further, Moog will work to identify and monitor the use of conflict minerals in our products and supply chain and to implement due diligence procedures that conform with applicable reporting obligations. Moog will comply with reporting requirements and conflict mineral use mandates set forth by the SEC and other applicable laws and regulations. This policy has been made available to our suppliers and the public via our website.

Moog’s supply chain for the covered products is complex, and there are many third parties in the supply chain between our direct supplier and the original sources of conflict minerals. In this regard, Moog does not purchase conflict minerals directly from mines, smelters or refiners. Moog must therefore rely on its suppliers to provide information regarding the origin of the conflict minerals that are included in the covered products. Additionally, Moog believes that the smelters and refiners of the conflict minerals are best situated to identify the sources of the conflict minerals, and therefore has taken steps to identify the applicable smelters and refiners of the conflict minerals in Moog’s supply chain. Moog established a reporting structure where all segments will annually perform a consistent risk assessment and report the results to a centralized function. That centralized function is responsible for conducting a reasonable country of origin inquiry on the identified suppliers. The centralized function then aggregates the results, reports to upper management and identifies suppliers for which mitigation or further inquiry efforts are necessary. In addition, Moog designed and deployed standard forms of communication to its customers and suppliers.

Prior to engaging in due diligence of our supply chain, Moog requires that a periodic risk assessment first be conducted of the supply chain. Each segment conducts a thorough risk assessment of their supply chain utilizing a consistent approach. The risk assessment is based on the likelihood of a supplier’s product containing conflict minerals.

The process for ensuring consistency in our risk assessment of our supply chain relies on the use of a standard Commodity Code classification system across all segments. United Nations Standard Products and Services Code ("UNSPSC") is the standard commodity classification system used for Moog’s conflict minerals risk assessment. A cross-functional team, specific to each segment, assesses Moog's products and the associated UNSPSC to determine if it is within the scope of the conflict minerals regulatory requirements. The cross-functional team consists of qualified personnel that possess an intimate knowledge of the supply chain and the parts and materials used. The cross-functional team provides rationale for their scope response for each UNSPSC and from there, compiles a listing of relevant suppliers for each UNSPSC. The cross-functional team concludes as to whether conflict minerals are likely or not likely in parts and materials obtained for each supplier.

Each segment then provides the risk assessment results to a centralized team. The centralized team consolidates and reviews the information. For suppliers identified as not likely to have products or materials that contain conflict minerals, no further action is taken. For suppliers identified as likely to have products or materials that contain conflict minerals, further steps are performed by the centralized team.

The centralized team prepares and distributes a supplier questionnaire based on the Electronic Industry Citizenship Coalition and Global e-Sustainability ("EICC-GESI") conflict minerals reporting template. If the centralized team does not obtain a response within a stated period of time, follow-up procedures are initiated with the supplier. These procedures include contacting the supplier and resubmission of the supplier questionnaire. Once a response is received, it is reviewed by the centralized team to determine the next course of action. For responses received that indicate conflict minerals are present but did not originate in the covered countries, the centralized team independently assess the accuracy of the supplier's response through review of a separate smelter certification that is independently obtained by Moog. The certifications of smelters in compliance with the Conflict-Free Smelter program are provided by the EICC-GESI. For supplier responses that are received and indicate conflict minerals are present and likely originated in the covered countries, the information is reviewed by the centralized team for accuracy and then provided to the operating segment for further action. For supplier responses that are received and indicated conflict minerals are not present, the centralized team will forward the response to the operating segments for a verification process to be performed to understand why a different conclusion was rendered by the cross-functional team. If the cross-functional team within the operating segments conclude that the supplier's response is correct, no further action is taken by the centralized team. If the cross-functional team within the operating segments does not agree with the supplier's response, a reconciliation process occurs between the operating segment and supplier. For supplier responses received that indicate that the presence of conflict minerals is indeterminate, then the centralized team will forward to the operating segments to discuss with the supplier in order to determine whether the operating segment should assist the supplier with the response efforts or discontinue business with the supplier.

We believe our due diligence procedures conform in all material respects with the framework set forth by the Organization for Economic Co-operation and Development ("OECD"). The OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (OECD 2011) ("OECD Framework"), is an internationally recognized due diligence framework.

During the next reporting period, we will continue to improve our due diligence process to further mitigate the risk that necessary conflict minerals do not benefit armed groups.

Covered Products

Aircraft Controls

•	Aircraft Actuation Systems

•	Flight Control Actuation

•	Engine Control Actuation

•	Weapons Bay Door Drive

•	Utility Actuation

•	Permanent Magnet Alternators

•	Asset Tracking Devices

•	Aircraft Flight Controllers and Software

•	Aircraft Engine Controls Valves

•	Fighter G-Seats

•	Helicopter G-Seats

•	GPS / IMU Systems

•	Northfinder Compass

•	Vertical Gyro Systems

•	Tactical Air Navigation (TACAN)

•	Distance Measuring Equipment (DME)

•	Direction Finding (DF)

•	Doppler VHF Omni-Directional Range (DVOR)

•	Non-Directional Beacon (NDB)

•	Aerospace/Military Resolvers

•	Aerospace Servovalves

•	Safe and Arm Devices

Space and Defense Controls

•	Gun Aiming Actuation and Controls

•	Vibration Control Actuation

•	Military Ground Vehicle Actuation

•	Military Ground Vehicle Electronics

•	Missiles Actuation

•	Avionics Instruments

•	Spacecraft Mechanical Actuators

•	Test Controllers and Software

•	Space Platform Electronics

•	Launch Vehicles Propulsion Controls

•	Propulsion Controls for Spacecraft

•	Propulsion Controls for Tactical Missiles

•	Radar System Actuation

•	ESPA: EELV Secondary Payload Adapter

•	Softride Vibration Isolation Devices

•	Commercial Surveillance Systems

•	Industrial Surveillance Systems

•	Military Surveillance Systems

•	Synchros

•	Apogee/Upper Stage Thrusters

•	Monopropellant Thrusters

•	Bipropellant Thrusters

•	Active Vibration Control Systems

•	Tuned Dampers and Absorbers

•	Vibration Isolators

•	Hexapods

Industrial Systems

•	Industrial Actuation Systems

•	Electric Linear Servoactuation Packages

•	Electro Servo Actuators

•	Hydraulic Servo Actuators

•	2-way Cartridge Valves

•	2 and 3-way Servo Cartridge Valves

•	2-way Proportional Cartridge Valves

•	Industrial Controllers and Software

•	Hydraulic Manifolds

•	Servovalves and Servo-Proportional Valves

•	Ball Screws and Planetary Roller Screws

•	Programmable Single-Axis Servo Drive

•	Wind Turbine Controls and Actuation

•	Electric Simulation Table

•	Hydraulic Simulation Table

•	Multi-Axis Test Systems

•	Simodont Dental Trainer

•	Radial Piston Pumps

•	Haptic Rehabilitation Unit

•	Electric Linear Control Load Actuators

•	Electric Rotary Control Loader Actuators

Components

•	Fiber Optic Rotary Joints

•	Fiber Optic Modems

•	Fluid Rotary Union - Model 70

•	Brush Motors

•	Brushless Motors

•	Linear Motors

•	Multiplexer Electronics

•	Slip Rings

•	Blade Sensing Systems

•	Custom Circuit Boards

•	Rigid and Flexible Circuit Boards

•	Digital Resolver

•	Rotary Variable Differential Transformers (RVDT)

•	Brushless Resolvers

•	Aerospace Solenoids

•	Industrial and Medical Solenoids

•	Blowers

•	Linear Actuators

Medical Devices

•	Infusion Pumps

•	Post-Operative Pain Management Pumps

•	Enteral Feeding Pumps

•	Pump Administration Sets

•	Surgical Handpieces

•	Ultrasonic Air Bubble Detectors

•	Ultrasonic Level Sensors

•	Occlusion Sensors

•	Optical Blood Leak Detectors

Moog is utilizing the internationally recognized EICC-GESI conflict minerals reporting template when conducting the reasonable country of origin inquiry. The template requires suppliers that have conflict minerals to identify the smelters they utilize in obtaining the relevant conflict minerals. After exercising the due diligence described above, Moog continues to work with its suppliers to identify the country of origin of the conflict minerals and facilities used to produce the conflict minerals in the covered products.